Exhibit 3.1

CERTIFICATE OF CORRECTION
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TRINET GROUP, INC.

TriNet Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is TriNet Group, Inc.
SECOND: That an Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on March 31, 2014, and that said Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.
THIRD: The inaccuracy or defect of the Certificate of Incorporation to be corrected hereby is that the second sentence of Section A.3 of Article V erroneously described the circumstances in which directors may be removed, in contradiction to the first sentence of Section A.3 of Article V.
FOURTH: The Certificate of Incorporation is hereby corrected such that the second sentence of Section A.3 of Article V shall read in its entirety as follows:
“Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.”
FIFTH: All other provisions of the Certificate of Incorporation remain unchanged.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer on this 30th day of October, 2017.
TRINET GROUP, INC.

By:	/s/ Brady Mickelsen Name: Brady Mickelsen

Title:	Chief Legal Officer

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